Exhibit 11

                     THE STRIDE RITE CORPORATION
                  COMPUTATION OF PER SHARE EARNINGS
                 (In Thousands except Per Share Data)


                                                 Three Months Ended
                                       Feb. 28, 1997          March 1, 1996
                                     -----------------      ----------------

Net income applicable to common
   shares                                 $4,120                  $1,378

Calculation of shares:

  Weighted average number of
   common shares outstanding              49,593                  49,546

  Common shares  attributable to
   assumed  exercise of dilutive
   stock options and stock
   purchase rights using the
   treasury stock method                     369                     235

Average common shares and common
   equivalents outstanding during
   the period                             49,962                  49,781
                                          ======                  ======

Net income per common share                 $.08                    $.03
                                            ====                    ====














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